As filed with the Securities and Exchange Commission on July 10, 2025

Registration No. 333-104464

Registration No. 333-187433

Registration No. 333-266872

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8 REGISTRATION STATEMENT No. 333-104464

FORM S-8 REGISTRATION STATEMENT No. 333-187433

FORM S-8 REGISTRATION STATEMENT No. 333-266872

UNDER

THE SECURITIES ACT OF 1933

SERVOTRONICS, INC.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	16-0837866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1110 Maple Street Elma, New York (716) 655-5990 (Address of Principal Executive Offices)	14059-0300 (Zip Code)

Servotronics, Inc. 1989 Employees Stock Option Plan, as amended

Stock Option Agreement for William H. Duerig, dated March 24, 1998

Stock Option Agreement for Dr. Nicholas D. Trbovich, dated March 24, 1998

Stock Option Agreement for Donald W. Hedges, dated March 24, 1998

Servotronics, Inc. 2000 Employees Stock Option Plan

Stock Option Agreement for William H. Duerig, dated July 7, 2000

Stock Option Agreement for Dr. Nicholas D. Trbovich, dated July 7, 2000

Stock Option Agreement for Donald W. Hedges, dated July 7, 2000

Servotronics, Inc. 2001 Long-Term Stock Incentive Plan

Servotronics, Inc. 2012 Long-Term Incentive Plan

Servotronics, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Armani Vadiee

Secretary

Servotronics, Inc.

1350 Euclid Avenue, Suite 1600

Cleveland, Ohio 44115

(Name and address of agent for service)

(216) 706-2960

(Telephone number, including area code, of agent for service)

Copies to:

John J. Allotta

John J. Harrington

Charlotte W. Pasiadis

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, Ohio 44114

(216) 621-0200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Servotronics, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No.  333-104464, registering a total of 620,800 shares of the Registrant’s common stock, par value $0.20 per share (“Common Stock”), issuable pursuant to the Servotronics, Inc. 1989 Employees Stock Option Plan, as amended; Stock Option Agreement for William H. Duerig, dated March 24, 1998; Stock Option Agreement for Dr. Nicholas D. Trbovich, dated March 24, 1998; Stock Option Agreement for Donald W. Hedges, dated March 24, 1998; Servotronics, Inc. 2000 Employees Stock Option Plan; Stock Option Agreement for William H. Duerig, dated July 7, 2000; Stock Option Agreement for Dr. Nicholas D. Trbovich, dated July 7, 2000; Stock Option Agreement for Donald W. Hedges, dated July 7, 2000; Servotronics, Inc. 2001 Long-Term Stock Incentive Plan, filed with the SEC on April 11, 2003;

•

Registration Statement No.  333-187433, registering a total of 300,000 shares of Common Stock issuable pursuant to the Servotronics, Inc. 2012 Long-Term Incentive Plan, filed with the SEC on March 21, 2013;

•

Registration Statement No.  333-266872, registering a total of 200,000 shares of Common Stock issuable pursuant to the Servotronics, Inc. 2022 Equity Incentive Plan, filed with the SEC on August 15, 2022.

On May 18, 2025, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with TransDigm Inc., a Delaware corporation (“Parent”), and TDG Rise Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on July 1, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Registrant has terminated, as of the date hereof, any and all of the offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on July 10, 2025.

Servotronics, Inc.

By:	/s/ Armani Vadiee
Name:	Armani Vadiee
Title:	Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.